    Exhibit 11



               COMPUTATION OF EARNINGS PER SHARE


                                                   Fiscal Years
                                   ---------------------------------------
                                       1996           1995          1994
                                   ------------  ------------  ------------
    Weighted average common
      shares outstanding
      during the year                 5,389,000     5,389,000     5,385,000

    Effect of dilutive stock
      options, net of shares
      assumed repurchased
      at average market price            10,000          -            17,000
                                   ------------   ------------   -----------

    Weighted average common
      shares and common share
      equivalents                     5,399,000     5,389,000     5,402,000
                                   ============  ============   ===========

    Net Income (Loss)              $  3,704,000  $(19,380,000)  $  (210,000)
                                   ============  ============   ===========

    Earnings (Loss) per share      $        .69  $      (3.60)  $      (.04)
                                   ============  =============  ===========


The difference between primary earnings (loss) per share and fully diluted earnings (loss) per share is not significant for the periods presented.